EXHIBIT 99.1

NEWS RELEASE

For Further Information Contact:

Michael J. Kraupp

Vice President Finance and Treasurer

Telephone:  (435) 634-3212

Fax:  (435) 634-3205

FOR IMMEDIATE RELEASE:   August 6, 2008

SKYWEST ANNOUNCES SECOND QUARTER 2008 RESULTS

St. George, Utah—SkyWest, Inc. (“SkyWest”) (NASDAQ: SKYW) today reported operating revenues of $950.8 million for the quarter ended June 30, 2008, an 11.2% increase, compared to $855.0 million for the same period last year.  SkyWest also reported net income of $36.4 million or $0.63 per diluted share, for the quarter ended June 30, 2008, compared to $40.6 million of net income or $0.62 per diluted share, for the same period last year.

SkyWest also reported operating revenues of $1.82 billion for the six months ended June 30, 2008, a 10.6% increase, compared to $1.64 billion for the same period last year.  SkyWest also reported net income of $65.6 million or $1.10 per diluted share, for the six months ended June 30, 2008 compared to $75.4 million of net income, or $1.15 per diluted share for the same period last year.

The significant items affecting SkyWest’s financial performance during the second quarter of 2008 are outlined below:

Total operating revenues for the second quarter of 2008 increased primarily as a result of increased fuel cost reimbursements by SkyWest’s major partners that are recorded as operating revenues under contract flying arrangements.  The impact of those reimbursements was partially offset by block hour reductions of 1.3%.  Block hours produced were 353,723 hours for the quarter ended June 30, 2008 compared to 358,286 hours for the same period last year.

Total operating expenses and interest per available seat mile (“ASM”) for the second quarter of 2008, excluding fuel expense of $366.5 million or $0.064 per ASM, increased approximately 4.4% to $0.094 from $0.090 for the same quarter of 2007, due primarily to an increase in maintenance expenses.  Maintenance expense increased $28.7 million from $96.5 million for the quarter ended June 30, 2007 to $125.2 million for the quarter ended June 30, 2008.  Approximately $20.8 million of the maintenance expense increase was due to the timing of engine maintenance events whereby SkyWest is directly reimbursed for the engine maintenance expense under its contract flying arrangements with its major partners.

Total ASMs for the second quarter of 2008 decreased 1.5% from the second quarter of 2007.  During the second quarter of 2008, SkyWest generated 5.72 billion ASMs, compared to 5.80 billion ASMs during the same period of 2007.

At June 30, 2008, SkyWest’s fleet totaled 442, consisting of 371 regional jets (231 Delta, 119 United and 21 Midwest), 59 EMB-120 aircraft (46 United and 13 Delta) and 12 ATR-72 aircraft (all Delta).

In April 2008, SkyWest confirmed it negotiated the principal terms of a new Capacity Purchase Agreement with Continental Airlines (“Continental”), which would have been effective upon the acquisition of ExpressJet Holdings, Inc. (“ExpressJet”).  During the course of negotiations, Continental agreed it would pay SkyWest a break-up fee under certain circumstances in the event SkyWest was not successful in acquiring ExpressJet.  In June 2008, ExpressJet reached terms directly with Continental on a new capacity purchase agreement, and accordingly, SkyWest was precluded from completing the acquisition of ExpressJet.  As a result, SkyWest received the break-up fee from

Continental during the quarter ended June 30, 2008.  The break-up fee, net of SkyWest’s direct transaction costs, was $6.3 million (pre-tax) and was recorded as other income during the quarter.

During the quarter ended June 30, 2008, SkyWest was notified that Midwest Airlines, Inc. (“Midwest”) was in the process of working through a corporate finance restructuring.  As of June 30, 2008, SkyWest had a receivable of $3.3 million due from Midwest.  Based on the uncertain financial position of Midwest, SkyWest recorded a full reserve against the $3.3 Midwest receivable, which was reflected as a reduction to revenue during the quarter.  SkyWest is in the process of considering changes to its existing Airline Services Agreement with Midwest which includes, among other things, a reduction of its current CRJ 200 flying.

During the quarter ended June 30, 2008, SkyWest continued repurchasing outstanding shares of its common stock under stock buyback programs previously authorized by its board of directors. During the second quarter, SkyWest purchased 1.4 million shares under the program, at an average cost of $15.91 per share and a total cost of approximately $21.8 million. As of June 30, 2008, SkyWest had authorization to repurchase up to an additional 5.5 million shares of its common stock.  SkyWest currently intends to continue to purchase shares of its outstanding stock under the authorized stock buyback program from time to time, as it deems appropriate.

During the quarter ended December 31, 2007, Delta Air Lines notified SkyWest, SkyWest Airlines, Inc. and Atlantic Southeast Airlines, Inc. (“ASA”) of a dispute under the Delta Connection agreements executed by Delta with SkyWest Airlines, Inc. and ASA.  The dispute relates to the allocation of liability for certain irregular operations (“IROP”) expenses that are paid by SkyWest Airlines, Inc. and ASA to their passengers under certain situations.  As a result, Delta withheld a combined total of approximately $25 million (pretax) from one of the weekly scheduled wire payments to SkyWest Airlines, Inc. and ASA during December 2007.  Delta continues to withhold a portion of the funds SkyWest believes are payable as weekly scheduled wire payments to SkyWest Airlines and ASA.  As of June 30, 2008, Delta has withheld a total of $32.5 million related to this dispute, which SkyWest has recorded in accounts receivable.  On February 1, 2008, SkyWest Airlines and ASA filed a lawsuit in Georgia state court disputing Delta’s treatment of the matter (the “Complaint”).  Delta filed an Answer to the Complaint and a Counterclaim against SkyWest Airlines and ASA on March 24, 2008.  Delta’s Counterclaim alleges that ASA and SkyWest Airlines breached the Delta Connection Agreements by invoicing Delta for the IROP expenses that were paid pursuant to Delta’s policies, and claims only a portion of those expenses may be invoiced to Delta.  Delta seeks unspecified damages in its Counterclaim.

On March 24, 2008, Delta also filed a Motion to Dismiss the Complaint.  A hearing on the Motion was held June 5, 2008.  In an order entered June 13, 2008, the Court granted in part and denied in part the Motion to Dismiss.  The Court denied the Motion to Dismiss with respect to the breach of contract claim contained in the Complaint.  The Court denied in part the Motion to dismiss with respect to the action for declaratory judgment contained in the Complaint, and granted in part the Motion to Dismiss to the extent the Complaint seeks to read alternative or supplemental obligations created by prior conduct into the Connection Agreements.  The Court granted the Motion to Dismiss with respect to claims for estoppel, unilateral mistake, and mutual mistake contained in the Complaint.  SkyWest Airlines and ASA currently intend to vigorously pursue their claims set forth in the Complaint, to the extent permitted by the Court’s ruling on the Motion to Dismiss, and their defenses to Delta’s counterclaims.

SkyWest has evaluated the Delta dispute in accordance with the provisions of Financial Accounting Standards Board No. 5, Accounting for Contingencies (“FASB No. 5”).  Based on the provisions of FASB No. 5, an estimated loss is accrued if the loss is probable and reasonable estimable.  Because these conditions have not been satisfied, SkyWest has not recorded a loss in the condensed consolidated financial statements as of June 30, 2008.

SkyWest recorded stock-based compensation expense of approximately $2.6 million pretax ($1.6 million after-tax) for the quarter ended June 30, 2008.  SkyWest’s future stock-based compensation expense will be contingent upon the amount of future option or stock grants that are made by SkyWest’s Board of Directors.

On October 12, 2007, SkyWest announced plans to acquire 22 additional regional jet aircraft allowing for the retirement of 23  EMB-120 turboprop aircraft.  SkyWest intends to operate these additional jet aircraft under existing capacity purchase agreements for both United and Delta with 18 of the aircraft operating under its United Express operation and 4 of the aircraft operating under its Delta Connection system, with all of the aircraft being allocated to its wholly-owned subsidiary, SkyWest Airlines.  SkyWest subsequently selected Bombardier as the supplier of these regional jet aircraft with deliveries scheduled to begin in the fourth quarter of 2008 and continue through 2009.

At June 30, 2008, SkyWest had approximately $669.3 million in cash and marketable securities, compared to $660.4 million as of December 31, 2007.  The increase in cash and marketable securities is net of the effect of SkyWest’s repurchase of $90.8 million of common stock since December 31, 2007.  SkyWest’s long-term debt was $1.69 billion as of June 30, 2008, compared to $1.73 billion at December 31, 2007, consistent with SkyWest’s making normal recurring debt payments.  SkyWest has significant long-term lease obligations that are recorded as operating leases and are not reflected as liabilities on SkyWest’s consolidated balance sheets.  At a 7.39% discount rate, the present value of these lease obligations was approximately $2.0 billion as of June 30, 2008.

Under SkyWest Airlines’ United Express and Midwest agreements, SkyWest is compensated at fixed rates attributed to mature maintenance on regional jet aircraft engines, which SkyWest records as revenue. However, consistent with the time and material maintenance policy, as more fully described in SkyWest’s Annual Report on Form 10-K for the year ended December 31, 2007, SkyWest records maintenance expense on its CRJ200 regional jet aircraft engines as the maintenance events occur.  As a result, the timing of maintenance events on regional jet aircraft operating under the United Express and Midwest agreements may have a significant impact on operating income.  During the second quarter of 2008, SkyWest collected and recorded as revenue approximately $9.4 million (pretax) under the United Express and Midwest agreements attributed to engine maintenance events in excess of actual engine maintenance expense for the quarter.

SkyWest Airlines, based in St. George, Utah, and Atlantic Southeast Airlines, Inc. (“ASA”), based in Atlanta, Georgia, are wholly owned subsidiaries of SkyWest, Inc.  SkyWest Airlines operates as United Express, Delta Connection and Midwest Connect carriers under contractual agreements with United Airlines, Delta Air Lines and Midwest Airlines.  ASA operates as a Delta Connection carrier under a contractual agreement with Delta Air Lines.  System-wide, SkyWest, Inc. serves a total of approximately 230 cities in the United States, Canada, Mexico and the Caribbean, with approximately 2,535 daily departures.  This press release and additional information regarding SkyWest, Inc. can be accessed at www.skywest.com.

In addition to historical information, this release contains forward-looking statements.  SkyWest may, from time-to-time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements encompass SkyWest’s beliefs, expectations, hopes or intentions regarding future events.  Words such as “expects,” “intends,” “believes,” “anticipates,” “should,” “likely” and similar expressions identify forward-looking statements.  All forward-looking statements included in this release are made as of the date hereof and are based on information available to SkyWest as of such date.  SkyWest assumes no obligation to update any forward-looking statement. Actual results will vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of reasons, including, among others: the challenges of competing successfully in a highly competitive and rapidly changing industry; developments associated with fluctuations in the economy and the demand for air travel; ongoing negotiations between SkyWest and its major partners regarding their contractual relationships; the financial stability of its major partners regarding any impact on the contracts that SkyWest operates under in their behalf; variations in market and economic conditions; the impact of global instability; rapidly escalating fuel costs; the degree and nature of competition; potential fuel shortages; the impact of weather-related or other natural disasters on air travel and airline costs; aircraft deliveries; and other unanticipated factors.  Risk factors, cautionary statements and other conditions which could cause actual results to differ from management’s current expectations are contained in SkyWest’s filings with the Securities and Exchange Commission, including the section of SkyWest’s Annual Report on form 10-K, entitled “Risk Factors.”

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SKYWEST, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Dollars and Shares in Thousands, Except per Share Amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Operating revenues:
Passenger	$943,570	$846,356	$1,802,729	$1,626,923
Ground handling and other	7,250	8,692	16,114	17,092
	950,820	855,048	1,818,843	1,644,015
Operating expenses:
Flying operations	566,840	470,900	1,061,765	880,962
Customer service	90,245	107,774	191,692	225,226
Maintenance	125,172	96,463	235,497	190,952
Depreciation and amortization	54,931	52,175	109,546	102,453
General and administrative	40,681	38,881	79,169	75,993
	877,869	766,193	1,677,669	1,475,586
Operating income	72,951	88,855	141,174	168,429
Other income (expense):
Interest income	5,009	8,130	11,771	15,241
Interest expense	(26,221)	(31,731)	(56,517)	(62,302)
Other income	6,308	—	6,308	—
Gain (loss) on sale of property and equipment	—	278	—	467
	(14,904)	(23,323)	(38,438)	(46,594)
Income before income taxes	58,047	65,532	102,736	121,835
Provision for income taxes	21,613	24,910	37,162	46,425
Net income	$36,434	$40,622	$65,574	$75,410

Basic earnings per share	$0.63	$0.64	$1.12	$1.18
Diluted earnings per share	$0.63	$0.62	$1.10	$1.15
Weighted average common shares:
Basic	57,377	63,811	58,695	64,045
Diluted	58,009	65,245	59,680	65,541

Unaudited Operating Highlights

	Three Months Ended June 30,				Six Months Ended June 30,
Operating Highlights	2008	2007	% Change		2008	2007	% Change
Passengers carried	8,794,735	8,932,439	(1.5)		16,871,066	16,755,545	0.7
Revenue passenger miles (000)	4,496,464	4,661,303	(3.5)		8,690,793	8,685,859	0.6
Available seat miles (000)	5,717,958	5,803,018	(1.5)		11,296,537	11,096,920	1.8
Passenger load factor	78.6%	80.3%	(1.7	)pts	76.9%	78.3%	(1.4	)pts
Passenger breakeven load factor	74.7%	74.9%	(0.2	)pts	73.3%	73.2%	0.1	pts
Yield per revenue passenger mile	$0.210	$0.182	15.4		$0.207	$0.187	10.7
Revenue per available seat mile	$0.166	$0.147	12.9		$0.161	$0.148	8.8
Cost per available seat mile	$0.158	$0.138	14.5		$0.154	$0.139	10.8
Fuel cost per available seat mile	$0.064	$0.048	33.3		$0.058	$0.045	28.9
Average passenger trip length	511	522	(2.1)		515	518	(0.6)
Block hours	353,723	358,286	(1.3)		707,362	697,278	1.4
Departures	226,176	227,414	(0.5)		443,686	441,700	0.4